Filed Pursuant to Rule 424(b)(3)
File No. 333-160086
Prospectus Supplement No. 1
(to prospectus dated August 6, 2009)
4,127,368 SHARES

COMMON STOCK
This prospectus supplement supplements information contained in the prospectus dated August 6, 2009, referred to as the “prospectus,” relating to the resale by selling security holders of up to 4,127,368 shares of our common stock, no par value. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
The statements contained in this prospectus supplement are deemed to be made throughout the prospectus and shall modify or supersede any conflicting statements contained in the prospectus, in each case to the extent applicable.
Investment in our securities involves risks. See “Risk Factors” beginning on page 4 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 1 is October 30, 2009.

On October 14, 2009, Glenhill Special Opportunities Master Fund LLC transferred to its members, Glenhill Capital LP and Glenhill Capital Overseas Master Fund LP, respectively 2,240,000 and 1,760,000 shares of our Common Stock. The following table provides certain information with respect to the selling security holders, including the beneficial ownership of our Common Stock prior to and after the Offering, and the percentage of shares of our Common Stock beneficially owned, assuming all of the shares covered hereby are sold. Beneficial ownership has been determined in accordance with Rule 13d-3(d) under the Exchange Act.

				Number of		Percent of
			Number of	Shares of		Outstanding
	Total Shares		Shares of	Common		Common
	of Common		Common	Stock Owned		Stock Owned
	Stock Owned		Stock Offered	Upon		Upon
	Prior to the		Under this	Completion of		Completion of
Name and Address of Selling Security Holder	Offering		Prospectus	the Offering		the Offering
Glenhill Special Opportunities Master Fund LLC	6,127,368	(1)(2)	4,127,368	2,000,000	(2)	8.1	%(3)
• Glenhill Capital LP
• Glenhill Capital Overseas Master Fund LP

c/o Glenhill Capital 156 W. 56th Street, 17th Floor New York, NY 10019

(1)	Assumes the issuance of all Additional Shares.

(2)	Includes shares held by each selling security holder directly and indirectly. Each selling security holder’s interest includes 2,922,329 shares of Common Stock held by Glenhill Capital LP, 2,757,559 shares of Common Stock held by Glenhill Capital Overseas Master Fund LP, and 320,112 shares of Common Stock held by Glenhill Concentrated Long Master Fund LLC. 2,000,000 shares of the 6,127,368 shares set forth in the table were acquired in open market purchases.

(3)	Based on 24,719,955 shares outstanding at August 7, 2009, which assumes all Additional Shares have been issued and resold.